EXHIBIT 99.2
Transcript of
Westmoreland Coal (WLB)
Investor Conference Call
March 10, 2011
Participants
Keith E. Alessi, President and Chief Executive Officer
Kevin A. Paprzycki, Chief Financial Officer
Douglas P. Kathol, Executive Vice President
Presentation
Operator
Good morning ladies and gentlemen and welcome to the Westmoreland Coal Company’s Investor conference call. At this time, all telephone participants are in a listen only mode. Following the formal presentation, instructions will be given for the question and answer session which will be conducted by telephone where participants wishing to ask a question will need to dial in by telephone to the audio portion of the call. If anyone needs operator assistance at any time during the conference, please press the * followed by the zero on your telephone keypad. As a reminder, this conference has been recorded today and the replay will be made available as soon as practical on the investor portion of the Westmoreland website through March 10th, 2012.
Management’s remarks today may contain forward-looking statements based on the company’s current expectations and assumptions regarding its business, the economy, and the other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and change in circumstances that are difficult to predict. The company’s actual results may differ materially from the results discussed in any such forward-looking statements. For a summary of the risk factors and other information regarding forward-looking statements, please refer to the company’s form 10-K for fiscal year 2010, filed with the Securities and Exchange Commission, on March 10th, 2011. Any forward-looking statements represent the company’s views only as of today and should not be relied upon as representing its views as of any subsequent date. While the company may elect to update forward-looking statements, at some point in the future, it specifically disclaims an obligation to do so, even if its estimates change and therefore you should not rely on these forward-looking statements as representing the company’s views as of the date subsequent to today. Mr. Keith E. Alessi, President and Chief Executive Officer of Westmoreland Coal Company will be delivering today’s remarks. Thank you Mr. Alessi, you may begin.
Keith Alessi — Westmoreland Coal Company — President & CEO
Good morning. This is Keith. I am joined this morning by Doug Kathol our EVP. He and I are up at the mines in Montana and we are joined by Kevin Paprzycki our CFO, who is back at corporate offices in Colorado Springs. He’s on the line. So when we get to the question point, if you want to direct the question to somebody specifically, it’s probably best to address it to an individual party and we’ll take it from there.

I would like to welcome everybody this morning. We have got many familiar names on the line who have followed us for many years and we are joined this morning by many new names who came to us as part of the bond offering we did back in February. So, while we have always had two constituencies, the common stockholders and the preferred shareholders, now we have a third constituency, our bond holders. We welcome all of them to the call this morning. We have had a chance over the last quarter or so to get out on the road and meet a lot of our core shareholder owners and obviously we were on the road and talked to many of the bond holders here just in the last several weeks. So I’m not going to spend a lot of time drilling into the numbers. I would rather talk about things that you folks would like to talk about. But I would like to put a little bit of color around the release this morning, our earnings and where we see things going.
Those of you who have been with us for some time will note that we have added an additional disclosure in our financial section specifically an adjusted EBITDA calculation and that is an obvious nod towards our bond holders who look at that as being a very critical operating metric on which they evaluate the company. So going forward, you will see that additional disclosure. That has not been one that we have made in the past. It is obviously a non-GAAP disclosure and I would direct you to all the appropriate disclaimers in the public documents about using non-GAAP disclosures, but as we all know, most companies are disclosing this number because people use it as a barometer for a company’s ability to service its leverage.
A lot has happened since the end of Q3. Q4 came in very strong, we are very pleased with the results of the fourth quarter. All units were operating full out, very efficiently. Our cost containment efforts continued and it resulted in year to date numbers of being agonizingly close to a break even for the parent company. We ended up posting a book loss of $525,000 at the parent company level. But for the conversion feature on our then convertible debt that we had, which was converted as part of the bond offering, there were over $3.5 million in charges associated with that that really prevented us from posting a book profit which frustrated us a little bit here but as we all know, that’s a non-cash charge and it was a direct result of our stock price rising, which is a good thing.
Operating income for the year was increased by $52 million to $20 million. As far as we can tell, that’s a record for the company. It’s certainly a record since the company moved to Colorado. We have been around 150 years, so we didn’t go back through 150 years of financial statements but certainly since the company moved in the mid 90s, this was the highest operating profit the company has posted. It is also the highest EBITDA that the company has posted and those of you who we have talked to over time, we have indicated that we had anticipated these results as early as two years ago because of the predictable nature of the business. We hit a bump in the road in 2009 when we had some major maintenance issues with a couple of major customers that prevented us from having a nice straight line kind of slope curve. Instead we had more of a hockey stick from 2009 to 2010 but clearly it was the improvement in volume from 2009 to 2010 that drove the math here as well as the heritage cost initiatives and the other initiatives that we had put in place. The revenues reflect that and once again, we are extraordinarily proud of our safety record. It continues to be a strong metric that we focus diligently on and we appreciate all the hard work that our operators do to keep us a safe and efficient mining operation.
Subsequent to last quarter end, a number of changes were made. In anticipation of the bond offering, the board sought out additional directors to come on the board. We brought three new directors on board, all of whom have very relevant, specific industry experience and we are extremely pleased and satisfied to have them on board. We thank Bill Stern and Frank Vicino for their service on behalf of the preferred shareholders. So we were going through that transition and then of course we made a decision to go ahead and do the bond offering and I want to give some color, particularly for those of you who are shareholders, who weren’t in on the road show for the bonds as to where our thinking was in terms of the bond deal. We have faced several catch 22s here as we have operated in turnaround mode the last four years, the least of which isn’t the fact that we were stuck in a liquidity crisis that was exacerbated by the fact we were operating with a going concern opinion. It was a chicken-egg issue. And although we had great underlying assets and cash flows, for a variety of reasons, we had the going concern and we were unable to unlock the full potential of our assets in terms of capital structure. I am delighted to report that we have been told that we will have a clean opinion with respect to going concern here when you see the K. And that is a direct result of the additional liquidity we were able to put on the balance sheet with the bonds.

When we went and sat down with the folks at Gleacher, who did a fabulous job getting us to market, what became clear very quickly was the fact that we were going to have to do a big enough offer to attract the market and provide liquidity into the market and to do that, the only two real assets we could provide in security were the WRI and ROVA assets. We paid a pretty healthy make hole on ROVA. It was necessary in order for us to get the offering size to the appropriate size and to put cash on the balance sheet. We would have loved to have included the WML assets in the package but the make hole down there was about $40 million. Just, you couldn’t make the math work. So we have fashioned a security that gave the bond holders, the benefit of the dividend, the cash flow coming up from WML but gave them primary collateral in the WRI and ROVA assets. And that makes things a little bit more efficient for us back at the office. We are sitting on about $50 million in cash right now and of course people are asking the logical question, what do you plan on doing with the cash?
When you have an opportunity to go to market and we thought market conditions were favorable for us at this point and if you’re going to put up your two major assets, you really need to make certain that you’ve gotten everything you can get for those assets so we didn’t, I wouldn’t say we over borrowed but we certainly put ourselves in a situation where we have adequate liquidity to consider a number of things. Obviously, growth is first and foremost on everybody’s mind. That said, we are not about to do something that we will regret later and just to underscore that point, we have been reviewing a potential acquisition of a mine here recently. We got through the first round of that due diligence. We did not make it through the second round when we stuck to our guns on a valuation metric that we felt was very critical for us to meet. The projected cash flows of the project did not meet our hurdle rate. The assumed liabilities did not match our hurdle rate. Does that deal come back? Maybe, but if somebody else wants to overpay for an asset, that’s not a party we want to be invited to. So we will continue to look at properties that look a lot like ours. We prefer mine mouth, we prefer surface, we prefer long-term contracts with quality customers, we prefer western operations and those are the kinds of things we will continue to look for. Our people are very active currently in trying to expand our reserve base, we have been very candid about that to both shareholders and to bond holders as we have talked. Those efforts continue and so that takes us into 2011.
I am going to open it up for questions here in a minute. We do not and have not historically given specific quarterly guidance and I am not going to break from that tradition today. Here is what I would caution people as they look at our numbers going forward. It is our expectation that on an operating income and on an EBITDA basis, 2011 will be a better year than 2010. That said, we expect that the earnings flow will be different than in 2010 for a variety of reasons. Last year we had, I expect Q2 of this year to be weaker than Q2 of last year because we have two ordinary, regularly scheduled outages at customers. I expect the back half of the year to be stronger as we look at the flow of business. We are still evaluating snow pack on the west coast. We have seen estimates everywhere from it’ll be about the same as last year to be you know, a little bit higher than last year. It is impossible to project therefore from a quarter to a quarter basis where the tonnage might flow but we’re confident that over the course of the year we’ll hit the numbers that we’ve got in mind which would be an improvement.

The obvious charge that we will be taking in 2011 will be in Q1, related to the refinancing. It is why we focused so much on operating income and EBITDA. Those would be numbers that will not have the charges. We disclosed in the press release that we think those charges will be about $20 million in total. There is also an offset from that of about $6 million related to the accounting around the conversion feature but doesn’t flow through P&L it goes directly to the equity section. So the net impact on the equity section will be about $14 million, but $20 of it will flow through the P&L and the other $6 million will go directly into the equity section. So we entered 2011 feeling pretty good about things and we are very appreciative to the folks who stepped up and invested in our bonds and we’re delighted to have you on board. We obviously paid the dividend in arrears on the preferred stock and we want to thank all the preferred shareholders who have been so patient with us for so many years in waiting for those arrearages. We think that, you know, one of the questions I get is why didn’t we take out the principal of the preferreds as part of the refinancing. That is certainly something we could have done. We had the capacity to do. We felt it was prudent to wait. We also would much prefer for people to convert into the common and now with the arrearages paid, I believe the math works out somewhere in the mid to high $14 a share common stock range. It’s probably an economically advantageous thing for preferreds to do is to convert and we would hope as we continue to gain visibility on our earnings going forward and hopefully broaden our equity base that we’d see a lot of those preferreds convert. We do have the ability to take them out under certain circumstances and we will evaluate that but we felt for now the right thing to do was to leave those in place.
With that said, I will open it up for any comments and questions people may have.
Operator
Thank you. We will now be conducting a question and answer session. If you would like to ask a question, please press *1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press *2 if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the * keys. Callers in the queue are requested to limit their number of questions to one primary question and one followup question. If you desire to ask additional questions, please re-enter the queue. One moment please while we poll for questions. Our first question comes from Brian Taddeo with Gleacher & Company. Please proceed with your question.
<Q>: Hi. Good morning everybody.
Keith Alessi — Westmoreland Coal Company — President & CEO

Morning Brian.
<Q>: A couple. The first one on liquidity, I just to make sure I heard you correctly. You said you have $50 million in cash now, and then $25 million under the WML facility? Is that right?
Keith Alessi — Westmoreland Coal Company — President & CEO

That’s correct.
<Q>: Okay, and then is there any new thought with regard to putting in a credit facility at the parent or at this point are you still pretty content with what you have?
Keith Alessi — Westmoreland Coal Company — President & CEO

Yeah, we’re content with what we have. I mean until such time as we need it, we wouldn’t put the facility in. We do have the ability as you know, to do a carve out of about 25 million for a revolver but we have chosen just not to spend the money to have an untapped revolver in place. In all likelihood, if we were going to put a revolver in place, it would be to post letters of credit for collateral for bonding purposes but at this point, with the amount of cash we are sitting on, we just don’t think it’s important that we do that but it is certainly flexibility that we retain and have.
<Q>: Yes sir. I have another one too. With regard to the adjusted EBITDA number you put out for the coal business for 2010, the $81 million, do you have a breakout of what’s WRI versus WML?

Keith Alessi — Westmoreland Coal Company — President & CEO

Kevin?
Kevin Paprzycki — Westmoreland Coal Company — CFO

I think WRI was somewhere around [$11 million] for the year Brian.
<Q>: Okay. Actually, I just have one other one. With regard to, you talked a little bit about the reserve expansion. Any new color there as to where things stand, any additional disclosure or anything with regard to how much you plan on spending, or have you done this since we last spoke?
Keith Alessi — Westmoreland Coal Company — President & CEO

We will disclose as we get them, you know for competitive purposes and other things, we don’t want to give too much specifics but we continue to believe that we will be successful in obtaining reserves at very favorable amounts. We are very close on a couple and of course as we lock those agreements down, we’ll disclose them but we expect to have several disclosures to make over the next several quarters.
<Q>: Yes sir. Okay. Thank you very much.
Operator

Our next question comes from Bentley Offutt with Offutt Securities. Please proceed with your question.
<Q>: Yes. Good morning.
Keith Alessi — Westmoreland Coal Company — President & CEO

Good morning.
<Q>: And congratulations. The first question I have is the possibility for an initiation of a cash dividend for the common shareholders, assuming things continue through the balance of this year.
Keith Alessi — Westmoreland Coal Company — President & CEO

I don’t see that that would be possible. Under our loan covenants under the bonds, we would have to substantially exceed our numbers to have enough free cash flow to warrant that. I would be very hesitant to pay dividends at this point. I mean you’ve seen companies that pay a dividend and then later suspend it. I would like to think that we could invest money back in the business at higher rates of return as we identify growth opportunities. So I would not be a proponent of a dividend, nor do I think we would have the ability to do so.
<Q>: Okay, and then the second question I have, Keith, is you recently announced a new position at Westmoreland Coal Company. I think its VP of Strategic Marketing. Can you give us a little bit more or better feel of where this company is going, and the purpose for this new position and what your long-term strategy is?

Keith Alessi — Westmoreland Coal Company — President & CEO

Well I think the position that we’re referring to was not a marketing position but it was an asset management procurement style position. We are currently in the market looking for a senior executive on the coal mining side of the business. I mean we see the business growing. As you know, we have come through a period of time of standardization, of trimming down, of trying to have a uniform platform of working on cost controls and savings. We are now very focused on efficiency efforts at the mine level. Ultimately, we need to grow this company. I think that everybody recognizes that. How we grow it is the $64,000 question. It would be my expectation that we would bolt onto what I think is a very efficient platform, additional properties that look like the mines we currently have. The only mine that we operate today that has substantial upside to it is the WRI operation, but that would be involving alternative uses of coal. Those are not projects that are going to come on in the next five years if you sign the deal today. So those are longer term kind of deals that are really dependant upon carbon legislation, dependant upon capital markets issues. So I think we stick to our knitting and stick to looking at coal properties that look a lot like the ones we have today.
<Q>: You’ve had, with the loss of the Minnesota Power contract, and I’m not certain exactly what has happened as far as trying to, you’re losing 1 million, 1.5 million tons right there. What are your plans to find new customers? And are any of these customers on the West Coast?
Keith Alessi — Westmoreland Coal Company — President & CEO
Well first of all, the loss of the Minnesota power contract is a good thing. We lost about $6 million on that fixed price contract last year. So that’s addition through subtraction. We are looking west, yes, as a potential market. We have designed and have ready to grow the construction of a wye out of WRI that would go west. All of our tons have gone east out of there historically. Clearly, the West Coast is an option. We get calls daily from overseas. Those are a little more challenging, not because we couldn’t sell to the orient. The problem is there is no meaningful capacity, dock capacity to put it on the water. So I think it will be domestic tonnage, there will be some to the west, some with existing customers and hopefully some alternative uses. But that, the WRI operation is the one operation we have that has the most upside in terms of potential. The others are largely dedicated to their base customers.
<Q>: Would you and this is the last question. I’m asking too many, but is there a possibility you divest yourself of some of those properties which are cost-plus and not much opportunity?
Keith Alessi — Westmoreland Coal Company — President & CEO

No actually, they’re the annuity that pays the bills. I think that, you know we really like that business, the cost plus business. We operate it well. It is very predictable. Based on the leverage profile we carry today, it’s a very good match of cash flows through debt obligations so I think, you know a steady as she goes philosophy here isn’t a bad one because we have very nice cash flows, more than sufficient to service our debt and as you amortize debt, you know, one finance theory would be every dollar of debt you pay down, is a dollar that goes to the equity. So I am very comfortable with the methodical plodding, boring cost plus kind of a business, that’s not, that doesn’t bother me in the least. I am not anxious to step out and increase the risk profile of the company at this point.
<Q>: Okay. Thank you very much.
Operator
Once again ladies and gentlemen, to ask a question, please press *1 on your telephone keypad. Our next question comes from Mr. Alan Jacobs, a private investor. Please proceed with your question.
<Q>: Hey guys, how are you doing?
Keith Alessi — Westmoreland Coal Company — President & CEO

Great.
<Q>: Keith, I know you’ve mentioned before down in Jewett and I forgot exactly what it was. I know NRG has a favorable rail contract that we lost maybe 3 million tons on this year that will pick up somewhere in the future. I think it’s 2012. If you could speak to that at all?

Keith Alessi — Westmoreland Coal Company — President & CEO
Yeah. The situation there at the very peak of volume there we did about 7 million tons. We are now down in about the 4.5 to 5 million range. Keep in mind that contract is at $1.25 roughly a ton plus some incentives. So incremental tons don’t come on at big numbers and they don’t come off at big numbers. The rail contract that we believe it’s in 2013, is going to be changing. NRG recently repriced a rail deal on another facility not far from us and we understand that the increased rail costs was about $8 a ton. So when their current contract at Jewett comes up, they are clearly looking at much higher costs. We are working with them currently to identify additional reserves in the area. We expect that we will expand the life of that mine. We expect it would be ramped up in terms of tonnage here. Certainly not in 2011. We think 2011 will look a lot like 2010 but 2012/2013 we expect to see some increase. But yeah, if you add a million tons in there, it’s only 1.2 million to the EBITDA and the bottom line. It’s not going to dramatically change our performance metrics.
<Q>: Okay. Again, I try to read what I can in the coal industry everything there is out there. The main thing I read, at least from Peabody and Arch and players like that, is they are looking to take their Powder River Basin coal and move it into Asia, where they are getting better prices. Now, last week, Peabody announced that they signed a deal with SSA Marine to export out of Northwest Washington. They were already exporting out of Western Canada, and they basically tell you we are getting much higher prices in Asia, and in the next few years, we’re going to start to move off, they mentioned 24 million tons is initially what they’re going to export out of that facility. So it seems like the big players can get more for their coal and I guess my question is really does that really open up a huge vacuum for somebody like us?
Keith Alessi — Westmoreland Coal Company — President & CEO
It will certainly have secondary impact on us. It would lift the general market condition. Unless we got specific tons going to Asia out of WRI, that would be the only place where you would get direct impact and I don’t see that as a meaningful volume to WRI at any time in the near future. We don’t have the financial clout to go out and buy dock space here, there or wherever. Our other cost plus contracts would benefit from a rise in PRB pricing but it wouldn’t be a direct linear relationship in terms of dollar for dollar. If Asian prices drove the price north $2, we might pick up $0.50 or $0.60. It clearly would help us and we think it’s a favorable trend, but we don’t play in the same game that they do and to the magnitude that they play in it.
<Q>: Okay, yeah but to that extent, I understand what you’re saying. Does that possibly leave some customers thinking hey, you know, I’d better get some supply from some other people and maybe Westmoreland can provide me some reliable supply, I mean in that regard.
Keith Alessi — Westmoreland Coal Company — President & CEO
Yeah, I think it does and we have actually had conversations along those lines to people who feel they are captive to a really large coal company, you know, they’re not very important to and obviously, every customer is very important to us. So it does open up some of those opportunities, yes.
<Q>: Okay, thank you.
Operator
Our next question comes from Mr. Frank Duplak with Prudential. Please proceed with your question.
<Q>: Good morning guys.
Keith Alessi — Westmoreland Coal Company — President & CEO

Good morning.
<Q>: Do you have any Cap-Ex guidance for 2011?

Keith Alessi — Westmoreland Coal Company — President & CEO

Yeah, Kevin what’s the number we’ve been, 2011, it’s about 40?
Kevin Paprzycki — Westmoreland Coal Company — CFO

Yeah, I think it’s a little less than that. I think in the 10-K we say it’s mid 30s to 40.
Keith Alessi — Westmoreland Coal Company — President & CEO

Yeah.
<Q>: Okay. And when is the 10-K going to be published?
Kevin Paprzycki — Westmoreland Coal Company — CFO

As quickly as we possibly can today.
<Q>: Sometime today, okay. Thanks. Was there any WML demand upstreams in the quarter or can you give us either the fourth quarter or the full year 2010 number?
Keith Alessi — Westmoreland Coal Company — President & CEO

There were. Kevin, can you give them? We think it’s about $12 million in Q4.
Kevin Paprzycki — Westmoreland Coal Company — CFO

That’s right on.
Keith Alessi — Westmoreland Coal Company — President & CEO

That came in, in January, you know first week of January.
<Q>: Okay. Could you give us any guidance on how the power plants ran capacity-wise, either 4Q or full year 2010? Lower capacity factors?
Doug Kathol — Westmoreland Coal Company — EVP

Yeah, I think in Q4 we ran in the very high 80s, like 88/89.
<Q>: That’s the only number for full year then, probably?
Doug Kathol — Westmoreland Coal Company — EVP

I think full year is probably like 88 and I think we were for Q4 we were like 89 or 90.
<Q>: Okay. Thanks guys. That’s all I had.

Keith Alessi — Westmoreland Coal Company — President & CEO

One other comment I wanted to make that I left out of my opening comments, over the years, we have had people ask us equity holders ask us about management ownership of stock. When we were in turnaround mode and with very little you know, sanity to our stock price that was less of an issue. You will be happy to know that our board at their comp and benefits committee meeting yesterday mandated stock ownership guidelines for senior management as well as themselves. They have adopted stock ownership guidelines that would require the independent outside directors to own three times their annual stipend in stock. I am required to own three times my base salary. Kevin and Doug, time and a half and the rest of our senior executives one time their salary. We are giving people a window of time of five year ramp up to get there but for those who have been over the years asking questions about the alignment of management with equity owners, well hopefully that will underscore our commitment to do that. When you’re in turnaround mode you operate with different compensation metrics because you’re fighting fires and you really don’t get the benefits short term or even, you know, you don’t get the visibility of what the efforts expended are. So I think that was a prudent thing to do and one that I fully and happily endorse. That looks like all the questions. Kevin is available at the phone number on the press release for those of you who want to do follow-up and I suspect once you get the K, you know, as you dive into it, there may be some more questions but we appreciate everybody’s attendance this morning and we look forward to talking to you, really not that far in the future as we do Q1 here in a couple of months. Thank you.
Operator
This concludes today’s teleconference; you may disconnect your lines at this time. Thank you for your participation.